AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ABC DISPENSING TECHNOLOGIES, INC.



To the Department of State
State of Florida

            Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the corporation hereinafter named (the "Corporation") does hereby adopt the following Articles of Amendment:

            1.    The name of the  Corporation is  ABC  Dispensing Technologies,
Inc.
            2.    Article  III  of  the   Articles  of   Incorporation   of  the
Corporation is hereby amended and restated so as henceforth to read as follows:

                        The total number of shares of stock that the Company shall have authority to issue is fifty-five million (55,000,000), consisting of fifty million (50,000,000) shares of common stock (the "Common Stock") of the par value of one cent ($.01) each and five million (5,000,000) shares of preferred stock (the "Preferred Stock") of the par value of one cent ($.01) each.

                              The Preferred  Stock may be divided into one
                        or more classes. The designation, relative rights, preferences and limitations of the shares of each class of Preferred Stock are as follows:

                              The shares of Preferred  Stock may be issued
                        from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinafter authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions provided for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to the authority so to do which



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                        is hereby vested in the Board of  Directors.  Each
                        series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (e) may be made convertible into or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of shares the Company at such price or prices or
                        at  such   rates  or   exchange   and  with   such
                        adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the
                        making  of  other   distributions   on,   and  the
                        purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of the Company; and (h) may have such other relative, participating, optional or other special
                        rights,     qualifications,     limitations     or
                        restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on
                        issuance   set   forth   in  the   resolution   or
                        resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.


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            3. The date of adoption of the  aforesaid  amendment was December 2,
1996.

            4. The number of votes cast for the said amendment by the shareholders was sufficient for the approval thereof.

            5. The effective time and date of these Articles of Amendment shall be at 5:00 p.m. on December 2, 1996.



                                    ABC DISPENSING TECHNOLOGIES, INC.


                                    /s/ Charles M. Stimac, Jr.
                                    --------------------------------
                                    Charles M. Stimac, Jr.
                                    President and Chief Executive Officer

















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